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                                                                    EXHIBIT 99.3


                                  FIRST UNION NATIONAL BANK
                                   EXCHANGE AGENT AGREEMENT

                                                            ________ __, 1997

First Union National Bank
765 Broad Street
Newark, NJ  07102
Attention: Rick Barnes

Ladies and Gentlemen:

               PXRE Corporation, a Delaware corporation ("PXRE"), and PXRE Capital Trust I, a business trust created under the laws of Delaware (the "Issuer"), are offering to exchange (the "Exchange Offer"), among other securities, the 8.85% Capital Trust Pass-through Securities`sm' (TRUPS`sm') of the Issuer which are being registered under the Securities Act of 1933, as amended (the "New Capital Securities") for a like aggregate Liquidation Amount of the outstanding 8.85% Capital Trust Pass-through Securities`sm' (TRUPS`sm') of the Issuer (the "Old Capital Securities" and, together with the New Capital Securities, the "Capital Securities"), pursuant to a prospectus (the "Prospectus") included in a Registration Statement on Form S-4 (File Nos. ________ and ___________, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC"). The term "Expiration Date" shall mean 5:00 p.m., New York City time, on _________, 1997, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Upon execution of this Agreement, First Union National Bank will act as the Exchange Agent (the "Exchange Agent") for the Exchange Offer. A copy of the Prospectus is attached hereto as EXHIBIT A. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Prospectus.

               PXRE and the Issuer expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Capital Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer."

               A copy of each of the form of the letter of transmittal (the "Letter of Transmittal") and the form of the notice of guaranteed delivery (the "Notice of Guaranteed Delivery"; and, together with the Letter of Transmittal, the "Tender Documents") to be used by Holders of Old Capital Securities to surrender Old Capital Securities in order to receive New Capital Securities pursuant to the Exchange Offer are attached hereto as EXHIBIT B.






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               PXRE and the Issuer hereby appoint you to act as Exchange Agent in connection with the Exchange Offer. In carrying out your duties as Exchange Agent, you are to act in good faith and in accordance with the following provisions of this Agreement:

               1. You are to mail the Prospectus and the Tender Documents to all of the Holders and participants in The Depository Trust Company ("DTC") system on the day that you are notified in writing by PXRE and the Issuer that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, and to make subsequent mailings thereof to any persons who you have been notified (by the DTC or PXRE) have become Holders prior to the Expiration Date and to any persons as may from time to time be requested by PXRE. All mailings pursuant to this Section 1 shall be by first-class mail, postage prepaid, unless otherwise specified by PXRE or the Issuer. You shall also accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for tendering Old Capital Securities in (or withdrawing tenders of Old Capital Securities from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to PXRE, Attention:_____________________.

               2. You are to examine the Letters of Transmittal and the Old Capital Securities and other documents delivered to or received by you, by or for the Holders (including any book-entry confirmations, as such term is defined in the Prospectus), to ascertain whether (i) the Letters of Transmittal and any other Tender Documents are duly executed and properly completed in accordance with the instructions set forth therein and that the book-entry confirmations are in due and proper form and contain the information required to be set forth therein, (ii) the Old Capital Securities have otherwise been properly tendered,
(iii) the Old Capital Securities tendered in part are tendered in principal amounts of $100,000 (100 Capital Securities) and integral multiples of $1,000 in excess thereof and that if any Old Capital Securities are tendered for exchange in part, the untendered principal amount thereof is $100,000 (100 Capital Securities) or any integral multiple of $1,000 in excess thereof, and (iv) Holders have provided their Tax Identification Number or required certification. In each case where a Letter of Transmittal or other document has been improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity exists, you will, subject to the following sentence, take such action as you consider appropriate to notify the tendering Holder of such irregularity and as to the appropriate means of resolving the same. Determination of questions as to the proper completion or execution of the Letters of Transmittal, or as to the proper form for transfer of the Old Capital Securities or as to any other irregularity in connection with the submission of Letters of Transmittal and/or Old Capital Securities and other documents in connection with the Exchange Offer, shall be made by the officers of, or counsel for, PXRE and the Issuer at their written instructions or oral direction confirmed by facsimile. Any determination made by PXRE and the Issuer on such questions shall be final and binding.

               3. At the written request of PXRE and the Issuer or their counsel, you shall notify tendering Holders of Old Capital Securities in the event of any extension, termination or


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amendment of the Exchange Offer. In the event of any such termination, you will return all tendered Old Capital Securities to the persons entitled thereto, at the request and expense of PXRE.

               4. Tenders of the Old Capital Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus entitled "The Exchange Offer." Notwithstanding the foregoing, tenders which PXRE or the Issuer shall approve in writing as having been properly tendered shall be considered to be properly tendered. Letters of Transmittal and Notices of Guaranteed Delivery shall be recorded by you as to the date and time of receipt and shall be preserved and retained by you at PXRE's expense for six years. New Capital Securities are to be issued in exchange for Old Capital Securities pursuant to the Exchange Offer only (i) upon receipt by you prior to the Expiration Date (or, in the case of a tender pursuant to a Notice of Guaranteed Delivery as outlined in Instruction 1 of the Letter of Transmittal, within three New York Stock Exchange trading days after the Expiration Date of the Exchange Offer), a completed Letter of Transmittal, together with the corresponding Capital Securities certificate, or (ii) in the event that the Holder is a participant in the DTC system, a completed Letter of Transmittal (or an Agent's Message in lieu thereof), together with book entry confirmation in accordance with the DTC's Automated Tender Offer Program ("ATOP").

               You are hereby directed to establish an account with respect to the Old Capital Securities at DTC (the "Book Entry Transfer Facility") within two days after the Effective Date of the Exchange Offer in accordance with
Section 17A(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Any financial institution that is a participant in the Book Entry Transfer Facility system may, until the Expiration Date, make book-entry delivery of the Old Capital Securities by causing the Book Entry Transfer Facility to transfer such Old Capital Securities into your account in accordance with the procedure for such transfer established by the Book Entry Transfer Facility. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof) or an Agent's Message, properly completed and duly executed, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date or the guaranteed delivery procedures described in the Exchange Offer must be complied with.

               5. Upon the oral or written request of PXRE or the Issuer (with written confirmation of any such oral request thereafter) , you will transmit by telephone, and promptly thereafter confirm in writing, to ______________, ______________ or such other persons as PXRE or the Issuer may reasonably request at the address and telephone number set forth in Section 23 hereof, the aggregate number and principal amount of Old Capital Securities tendered to you and the number and principal amount of Old Capital Securities properly tendered that day. In addition, you will also inform the aforementioned persons, upon oral request made from time to time (with written confirmation of such request thereafter) prior to the Expiration Date, of such information as they or any of them may reasonably request.



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               6. Upon acceptance by PXRE and the Issuer of any Old Capital
Securities duly tendered pursuant to the Exchange Offer (such acceptance if given orally, to be confirmed in writing), PXRE and the Issuer will cause New Capital Securities in exchange therefor to be issued as promptly as possible, and deliver such New Capital Securities to you. As promptly as possible after the Expiration Date you will deliver such New Capital Securities on behalf of PXRE and the Issuer at the rate of $100,000 (100 Capital Securities) principal amount of New Capital Securities for each $100,000 principal amount of Old Capital Securities tendered. Unless otherwise instructed by PXRE or the Issuer, you shall issue New Capital Securities only in denominations of $100,000 (100 Capital Securities) or any integral multiple of $1,000 in excess thereof.

               7. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and the conditions set forth in the Prospectus and the Letter of Transmittal, Old Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

               8. Notice of any decision by PXRE and the Issuer not to exchange any Old Capital Securities tendered shall be given to you by PXRE or the Issuer either orally (if given orally, to be confirmed in writing) or in a written notice.

               9. If, pursuant to the Exchange Offer, PXRE and the Issuer do not accept for exchange all or part of the Old Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions to the Exchange Offer" or otherwise, you shall, upon notice from PXRE and the Issuer (such notice if given orally, to be confirmed in writing), promptly after the expiration or termination of the Exchange Offer, return the certificates evidencing unaccepted Old Capital Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited such certificates or effected such book-entry transfer.

               10. Certificates for reissued Old Capital Securities, unaccepted Old Capital Securities or New Capital Securities shall be forwarded at PXRE's expense (a) by first-class certified mail, return receipt requested under a blanket surety bond obtained by you (at PXRE's expense) protecting you, PXRE and the Issuer from loss or liability arising out of the non-receipt or non-delivery of such certificates, (b) by registered mail insured by you separately for the replacement value of each such certificate or (c) by hand delivery.

               11. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

               12. If any Holder shall report to you that his or her failure to surrender Old Capital Securities registered in his or her name is due to the loss or destruction of a certificate or

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certificates, you shall request such Holder (i) to furnish to you an affidavit of loss and, if required by PXRE and the Issuer, a bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be satisfactory to you, PXRE and the Issuer, and (ii) to execute and deliver an agreement to indemnify PXRE, the Issuer and you, in such form as is acceptable to you, PXRE and the Issuer. The obligees to be named in each such indemnity bond shall include you, PXRE and the Issuer. You shall report to PXRE the names of all Holders who claim that their Old Capital Securities have been lost or destroyed and the principal amount of such Old Capital Securities.

               13. As soon as practicable after the Expiration Date, you shall arrange for cancellation of the Old Capital Securities submitted to you or returned by DTC in connection with ATOP. Such Old Capital Securities shall be canceled and retired by you in your capacity as Trustee (the "Trustee") under the Indenture dated January 29, 1997, as amended and supplemented by the First Supplemental Indenture dated January 29, 1997, governing the Capital Securities, as you are instructed by PXRE and the Trust (or a representative designated by PXRE or the Trust) in writing.

               14. For your services as the Exchange Agent hereunder, PXRE shall pay you in accordance with the schedule of fees attached hereto as EXHIBIT C. PXRE also will reimburse you for your reasonable and documented out-of-pocket expenses (including, but not limited to, all reasonable and documented attorneys' fees not previously paid to you as set forth in EXHIBIT C) in connection with your services promptly after submission to PXRE of itemized statements.

               15.    As the Exchange Agent hereunder you:

               (a) shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto or as may be subsequently requested in writing of you by PXRE or the Issuer and agreed to by you in writing with respect to the Exchange Offer;

               (b) will be regarded as making no representations and having no responsibilities as to the validity, accuracy, sufficiency, value or genuineness of any Old Capital Securities deposited with you hereunder or any New Capital Securities, any Tender Documents or other documents prepared by PXRE or the Issuer in connection with the Exchange Offer or any signatures or endorsements other than your own, and will not be required to make and will not make any representations as to the validity, sufficiency, value or genuineness of the Exchange Offer or any other disclosure materials in connection therewith; PROVIDED, HOWEVER, that in no way will your general duty to act in good faith be discharged by the foregoing;

               (c) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability unless you shall have been furnished with an indemnity reasonably satisfactory to you;


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               (d) may rely on, and shall be fully protected and indemnified as provided in Section 16 hereof in acting upon, the written or oral instructions with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such action of any officer or agent of such other person or persons as may be designated by PXRE or the Issuer;

               (e) may consult with counsel satisfactory to you, including counsel for PXRE, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice of such counsel;

               (f) shall not at any time advise any person whether to tender or to refrain from tendering all or any portion of their Old Capital Securities in the Exchange Offer or as to the market value or decline or appreciation in market value of any Old Capital Securities or New Capital Securities; and

               (g) shall not be liable for any action which you may do or refrain from doing in connection with this Agreement except for your negligence, willful misconduct or bad faith.

               16. (a) PXRE and the Issuer covenant and agree to indemnify and hold harmless First Union National Bank and its officers, directors, employees, agents and affiliates (collectively, the "Indemnified Parties" and each an "Indemnified Party") against any loss, liability or reasonable documented expense of any nature (including reasonable documented attorneys' and other fees and expenses) incurred in connection with the administration of the duties of the Indemnified Parties hereunder in accordance with this Agreement; PROVIDED, HOWEVER, such Indemnified Party shall use its best efforts to notify PXRE and the Issuer by letter, or by cable, telex or facsimile confirmed by letter, of the written assertion of a claim against such Indemnified Party, or of any action commenced against such Indemnified Party, promptly after but in any event within 15 days of the date such Indemnified Party shall have received any such written assertion of a claim or shall have been served with a summons, or other legal process, giving information as to the nature and basis of the claim; PROVIDED, FURTHER, that failure to so notify PXRE and the Issuer shall not relieve PXRE and the Issuer of any liability which they may otherwise have hereunder except to the extent that PXRE is prejudiced by such failure to notify. Anything in this Agreement to the contrary notwithstanding, neither PXRE nor the Issuer shall be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of an Indemnified Person's negligence, bad faith or willful misconduct. PXRE and the Issuer shall be entitled to participate at its own expense in the defense of any such claim or legal action and, if PXRE or the Issuer so elects, PXRE or the Issuer may assume the defense of any suit brought to enforce any such claim. In the event PXRE or the Issuer elects to assume such defense, neither PXRE nor the Issuer shall be liable for any fees and expenses thereafter incurred by such Indemnified Party.



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               (b) First Union National Bank agrees that, without the prior written consent of PXRE and the Issuer (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether First Union National Bank, PXRE or the Issuer or any of their directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of PXRE, the Issuer, and their directors, officers and controlling persons from all liability arising out of such claim, action or proceeding.

               17. This Agreement and your appointment as the Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.

               18. The parties hereto hereby irrevocably submit to the venue and jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action, or proceeding arising out of or relating to this Agreement, shall be heard and determined in such New York State or federal court. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

               19. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement and the Tender Documents, as they may from time to time be supplemented or amended, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent.

               20. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

               21. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

               22. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 14 and 16 shall survive the termination of this Agreement.

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               23. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered against written receipt thereof or mailed by first class certified or registered mail, postage prepaid, or sent by facsimile transmission, as follows:

If to PXRE:                         PXRE Corporation
                                    399 Thornall Street
                                    14th Floor
                                    Edison, NJ 08837
                                    Telephone: (908) 906-8100
                                    Facsimile: (908) 906-9157
                                    Attention: President

If to the Issuer:                   PXRE Capital Trust I
                                    c/o PXRE Corporation
                                    399 Thornall Street
                                    14th Floor
                                    Edison, NJ 08837
                                    Telephone: (908) 906-8100
                                    Facsimile: (908) 906-9157
                                    Attention: Administrator

If to you:                          First Union National Bank
                                    765 Broad Street
                                    Newark, NJ  07102
                                    Telephone: (201) 430-4467
                                    Facsimile:  (201) 430-2117
                                    Attention: Rick Barnes

or such other address or facsimile number as any of the above may have furnished to the other parties in writing for such purpose.

               24. This Letter Agreement and all of the obligations hereunder shall be assumed by any and all successors and assigns of the Issuer and PXRE.


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               If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this Agreement to PXRE.

                                            Very truly yours,

                                            PXRE CORPORATION


                                            By: ________________________________
                                                Name:
                                                Title:


                                            PXRE CAPITAL TRUST I


                                            By: ________________________________
                                                Name:
                                                Administrator


Agreed to this __ day of ________, 1997

FIRST UNION NATIONAL BANK


By: ________________________________
    Name:
    Title:



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                                                                  Exhibit A



                                                                  Prospectus










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                                                                Exhibit B


                                                                Tender Documents








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                                                                  Exhibit C


                                Schedule of Fees


               Covers review of the Letter of Transmittal, DTC ATOP Voluntary Offering Instruction, the Exchange Agent Agreement and other related documentation, if any, as required by the Exchange Offer; set-up of records and accounts; distribution of materials; all operational and administrative charges and time in connection with the review, receipt and processing of Letters of Transmittal, processing delivery of Guarantees, legal items, withdrawals, record keeping, and answering securityholders' inquiries pertaining to the Exchange Offer.

                                             Flat Fee:     $1,000


                                      NOTE

        These fees are also subject to change should circumstances warrant. Reimbursement for all reasonable and documented out-of-pocket expenses, disbursements (including postage, telex, facsimile, photocopying and advertising costs), and reasonable and documented fees of counsel (including their reasonable and documented disbursements and expenses) incurred in the performance of our duties will be added to the billed fees. Once appointed, if the Exchange Offer should fail to close for reasons beyond our control, we will require reimbursement in full for our reasonable and documented legal fees and any reasonable and documented out-of-pocket expenses related to our responsibilities under the Exchange Agent Agreement.

        Fees for any services not specifically covered in this or any other applicable schedule will be based on the appraisal of services rendered.



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